Exhibit 10
     The following summarizes the 2008 Jefferies Executive Compensation Total Direct Pay Program approved by the Compensation Committee of the Board of Directors of Jefferies Group, Inc. for the following executive officers:

Richard B. Handler
Chief Executive Officer
Salary:	$1 million
Bonus Range:	$0 — $11 million
Long-term Equity Incentive:	540,091 restricted stock units as the long-term equity grant for each of 2007 and 2008 (valued at $13 million for each year) were granted on August 25, 2006 representing part of the executive’s 2007 and 2008 compensation. The aggregate 1,080,182 restricted stock units were subject to 2007 performance criteria and vested 20% on January 22, 2008 and will vest 20% on each second through fifth anniversary of the date of grant.

Brian P. Friedman
Chairman, Executive Committee
Salary:	$500,000
Bonus Range:	$0 — $5,500,000
Long-term Equity Incentive:	270,045.5 restricted stock units as the long-term equity grant for each of 2007 and 2008 (valued at $6.5 million for each year) were granted on August 25, 2006 representing part of the executive’s 2007 and 2008 compensation. The aggregate 540,091 restricted stock units were subject to 2007 performance criteria and vested 20% on January 22, 2008 and will vest 20% on each second through fifth anniversary of the date of grant.

Peregrine C. Broadbent
Chief Financial Officer
Salary:	$1,000,000
Bonus Range:	$2 million — 2.75 million
Long-term Equity Incentive:	$0

Lloyd H. Feller
Executive Vice President, General Counsel and Secretary
Salary:	$900,000
Annual Bonus Range:	$0 — $1,050,000
Long-term Equity Incentive:	7,308.4 restricted stock units (adjusted for the May 15, 2006 two-for-one stock split effected as a stock dividend), as a long-term equity grant for each of 2006 through 2010 (valued at $200,000 for each year) were granted on February 1, 2006 representing part of the executive’s 2006 through 2010 compensation. The aggregate 36,542 restricted stock units (as adjusted) were subject to 2006 performance criteria and vested 20% on each of February 1, 2007 and February 1, 2008, and will vest 20% on each of February 1, 2009, February 1, 2010 and December 15, 2010.

11,862.2 shares of restricted stock, as a long-term equity grant for each of 2008 through 2012 (valued at $200,000 per year) were granted on January 22, 2008 representing part of the executive’s 2008 through 2012 compensation. The aggregate 59,311 restricted shares are subject to 2008 performance criteria and will vest 20% on each February 15th of 2009 through 2013.
Other than the guaranteed bonus for Mr. Broadbent of $2 million, the initial amounts of the 2008 bonuses will be dependent on earnings per share, return on equity and pre-tax profit margin for 2008. These financial measures are to be calculated using consolidated after-tax earnings from continuing operations of Jefferies Group, Inc. All financial results will be adjusted to add back the negative effect of extraordinary transactions (e.g. mergers, acquisitions, or divestitures), if any, occurring during 2008. The formulas approved by the Compensation Committee for the executives provide for no annual bonus if minimum threshold levels of performance are not achieved (other than the guaranteed bonus for Mr. Broadbent) and maximum bonus if performance equals or exceeds the top performance threshold level. In all, six threshold levels of performance and corresponding bonus amounts were approved for each of the executive officers listed above by the Compensation Committee. Company performance falling between set threshold levels of performance will result in an amount of bonus interpolated between such set threshold levels of performance. All or a portion of the bonuses may be paid in cash, restricted stock or restricted stock units.

The Compensation Committee reserved the right to reduce the amounts of the bonuses to be paid to the executives. The Compensation Committee does not have discretion to increase awards.